Exhibit 10.19
Non-Employee Director Compensation Policy
Employee directors shall not receive any compensation for their service as members of the Board of Directors. Expenses of employee directors incurred in connection with attending any meetings of the Board of Directors or any of its Committees that are conducted in person shall be reimbursed in accordance with the Company’s expense reimbursement policies applicable to employees.
Non-employee directors shall receive the following for each year they are elected or appointed to serve as a director:
•	Annual Cash Retainer — An annual cash retainer of $50,000 payable in advance in two installments on the day of their election and on the six month anniversary of such date. In the event of appointment during a service year, the amount shall be prorated by months of service.

•	Annual Equity Grant – A Restricted Stock Award of 10,000 shares issued on the date of election or appointment to the Board of Directors the forfeiture restrictions on which shall lapse on the first anniversary of the date of grant. Such award shall be authorized and approved annually by the Compensation Committee under the Company’s 2005 Equity Incentive Plan or any subsequent plan and shall be issued pursuant to a form of Non-Employee Director Restricted Stock Agreement approved by the Compensation Committee. In the event a Director’s service ends during a service year the forfeiture restrictions shall lapse pro rata for the time of service provided during the service year.

•	Committee Chair Retainer – Each chairman of a standing Committee of the Board of Directors (other than the chairman of the Audit Committee) and any director appointed as the “lead director” or similar position shall be paid an annual cash Committee retainer of $7,500 payable in the same manner as the Annual Cash Retainer. The chairman of the Audit Committee shall be paid an annual cash Committee retainer of $15,000 payable in the same manner as the Annual Cash Retainer.

•	Meeting Attendance Fees – None

•	Expense Reimbursement – The Company shall reimburse non-employee directors for their reasonable out-of-pocket expenses incurred in attending any meetings of the Board of Directors or any of its Committees that are conducted in person.

•	Annual Physical – The Company shall pay or reimburse each non-employee director and his or her spouse for the cost of an annual physical at a medical facility to be selected or approved from time to time by the Company.